Exhibit 99.1

MEMSIC Updates Second Quarter Guidance

Cancellation of Olympic torch project will result in second quarter revenue reversal

Announces Earnings Conference Call for Second Quarter of 2008

Andover, MA – July 14, 2008 – MEMSIC, Inc. (Nasdaq GM: MEMS), the industry’s only MEMS solution provider to combine proprietary thermal-based technology with advanced mixed signal processing circuitry onto a single chip using a standard CMOS IC process, today provided updated second quarter 2008 guidance.

MEMSIC anticipates revenue of approximately $3.6 million for the second quarter of 2008, compared to $6.3 million in the first quarter of 2008 and compared to the company’s most recent guidance of $5.5 to $5.6 million for the second quarter.

Expected second quarter revenue will be reduced by the reversal of $2.0 million in revenue from the sale of printed circuit boards that were shipped and sold in the first quarter of 2008 for use in the Olympic torch project. Problems experienced by MEMSIC’s customer, due in part to the recent earthquake in China, prevented the timely commercial introduction of the Olympic torch, and during the second quarter the customer invoked a clause in its contract with MEMSIC that permitted the customer to suspend the project in the event of a natural disaster such as an earthquake. As a result, MEMSIC will reverse the previously recognized revenue and the related account receivable in the second quarter.

Without the impact of the revenue reversal, revenue for the second quarter is anticipated to be consistent with MEMSIC’s most recent guidance. MEMSIC now anticipates a net loss of $0.06 to $0.07 per diluted share on a GAAP basis for the second quarter of 2008, compared to its most recent guidance of a net profit of $0.02 to $0.03 per diluted share on a GAAP basis.

MEMSIC expects to release its second quarter 2008 financial results and third quarter outlook after the market close on August 7, 2008. Management will hold a conference call and webcast at 5:00 p.m. EDT that day to review and discuss the Company’s results.

What:	MEMSIC second quarter 2008 financial results conference call and webcast

When:	Thursday, August 7, 2008

Time:	5:00 p.m. EDT

Live Call:	(877) 548-7912, domestic

(719) 325-4844, international

Replay:	(888) 203-1112, passcode 6466103, domestic

(719) 457-0820, passcode 6466103, international

Webcast:	http://investor.memsic.com (live and replay)

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and system solutions based on integrated micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems and video projectors. MEMSIC combines proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process.

For further information, please visit www.memsic.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about MEMSIC’s expected financial results for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2007, as well as the following: our limited operating history makes it difficult to evaluate our business and prospects; our operating results may fluctuate and are difficult to predict and if we do not meet financial expectations of securities analysts or investors, the price of our common stock will likely decline; we do not have long-term purchase commitments from our customers, and our ability to accurately forecast demand for and sales of our products is limited, which may result in excess or insufficient inventory and uncertainty and volatility with respect to our revenue from period to period; we depend on a limited number of customers for a high percentage of our revenues, and the loss of, or a significant reduction in orders from, any of these customers would significantly reduce our revenues; our products are complex and defects in our products could result in a loss of customers, damage to our reputation, decreased revenue, unexpected expenses, loss of market share and warranty and product liability claims; we may not be able to manage our business growth effectively, and failure to do so could strain our management, operating and other resources, which could materially and adversely affect our business and growth potential; and the average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our gross margins and results.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Investor Contact:

Garo Toomajanian

ICR, LLC

(978) 738-0900 x240

ir@memsic.com